                                                                    EXHIBIT 12.2

                          ARCHSTONE COMMUNITIES TRUST
          COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED SHARE DIVIDENDS

                         (Dollar amounts in thousands)

                                  (Unaudited)


                                                  Six Months Ended
                                                      June 30,                       Twelve Months Ended December 31,
                                                --------------------   ------------------------------------------------------------
                                                  1998        1997        1997 (1)      1996        1995        1994         1993
                                                --------    --------   -----------    --------    --------    --------     --------

Earnings from operations......................  $ 57,347    $ 43,341   $    24,686    $ 94,089    $ 81,696    $ 46,719     $ 23,191
Add:
 Interest expense.............................    31,629      29,759        61,153      35,288      19,584      19,442        3,923
                                                --------    --------   -----------    --------    --------    --------     --------
Earnings as adjusted..........................  $ 88,976    $ 73,100   $    85,839    $129,377    $101,280    $ 66,161     $ 27,114
                                                ========    ========   ===========    ========    ========    ========     ========
Combined fixed charges and Preferred Share
 dividends:
 Interest expense.............................  $ 31,629    $ 29,759   $    61,153    $ 35,288    $ 19,584    $ 19,442     $  3,923
 Capitalized interest.........................    11,078       8,751        17,606      16,941      11,741       6,029        2,818
                                                --------    --------   -----------    --------    --------    --------     --------
  Total fixed charges.........................  $ 42,707    $ 38,510   $    78,759    $ 52,229    $ 31,325    $ 25,471     $  6,741
                                                --------    --------   -----------    --------    --------    --------     --------
    Preferred Share dividends.................     9,469       9,840        19,384      24,167      21,823      16,100        1,341
                                                --------    --------   -----------    --------    --------    --------     --------
Combined fixed charges and Preferred Share      $ 52,176    $ 48,350   $    98,143    $ 76,396    $ 53,148    $ 41,571     $  8,082
 dividends....................................  ========    ========   ===========    ========    ========    ========     ========

Ratio of earnings to combined fixed charges          1.7         1.5          0.9          1.7         1.9         1.6          3.4
 and Preferred Share dividends................  ========    ========   ===========    ========    ========    ========     ========

--------------
(1) Earnings from operations for 1997 includes a one-time, non-cash charge of $71.7 million associated with costs incurred in acquiring the management companies from an affiliate. Accordingly, earnings from operations were insufficient to cover combined fixed charges and Preferred Share dividends by $12.3 million. Excluding this charge, the ratio of earnings to combined fixed charges and Preferred Share dividends for the year ended December 31, 1997 would be 1.6.